UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2006

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

1-8246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 300, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The information in this report, including Exhibit 99.1 attached hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SECTION 7.  REGULATION FD.

Item 7.01 Regulation FD Disclosure.

On May 25, 2006, Harold M. Korell, President and Chief Executive Officer of Southwestern Energy Company (the "Company") will be making a presentation at the Company's Annual Meeting of Shareholders that will include year-to-date operating information relating to the Fayetteville Shale play and net cash provided by operating activities before changes in operating assets and liabilities ("Discretionary Cash Flow") and earnings before income taxes, depreciation, depletion and amortization ("EBITDA").  Discretionary Cash Flow and EBITDA are non-GAAP measures that are reconciled below. A copy of the presentation is furnished herewith as Exhibit 99.1.

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles.  The table below reconciles actual net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended March 31,		12 Months Ended December 31,
	2006	2005	2005	2004
	(in thousands)
Net Cash provided by operating activities before changes in operating assets and liabilities	$125,369	$73,616	$321,758	$237,706
Add back (deduct):
Change in operating assets and liabilities	18,000	29,483	(17,276)	191
Net cash provided by operating activities	$143,369	$103,099	$304,482	$237,897

EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry.  EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles historical EBITDA with historical net income.

	12 Months Ended December 31,
	2005	2004	2003		2002	2001	2000		1999

Net income	$147,760	$103,576	$48,897		$14,311	$35,324	$20,461	(1)	$9,927
Depreciation, depletion and amortization	96,641	74,919	56,833		54,095	53,003	47,505		41,707
Net interest expense	15,040	16,992	17,311		21,466	23,699	24,689		17,351
Provision for income taxes	86,431	59,778	28,372	(2)	8,708	21,917	11,457		6,449
EBITDA	$345,872	$255,265	$151,413		$98,580	$133,943	$104,112	(1)	$75,434

(1)    2000 amounts exclude unusual items of $109.3 million for the Hales judgment and $2.0 million for other litigation.

(2)    Provision for income taxes for 2003 includes the tax benefit associated with the cumulative effect of adoption of accounting principle.

All statements in the presentation, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits.  The following exhibit is being furnished as part of this Report.

Exhibit Number	Description

99.1	Transcript of slideshow accompanying the May 25, 2006 presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: May 25, 2006	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Transcript of slideshow accompanying the May 25, 2006 presentation.